UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

April 28, 2006
Date of Report (Date of earliest event reported)

NORTH AMERICAN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26670	51-0366422
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number )	Identification No.)

20200 Sunburst Street, Chatsworth, California 91311
(Address of principal executive offices) (Zip Code)

(818) 734-8600
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 28, 2006, North American Scientific, Inc. (the "Company") received a notice from the The Nasdaq Stock Market ("Nasdaq") stating that the Company’s securities will be delisted from The Nasdaq National Market at the opening of business on May 9, 2006, unless the Company requests a hearing in accordance with the Marketplace Rule 4800 Series. As previously reported on Form 8-K filed with the Securities and Exchange Commission on March 17, 2006, Nasdaq has determined that the Company is not in compliance with the minimum $10 million stockholders’ equity requirement for continued listing on the Nasdaq National Market set forth in Marketplace Rule 4450(a)(3).

The Company plans to request a hearing before the Nasdaq Listing Qualifications Panel to review the Staff determination to delist the Company’s common stock and to seek continued listing of its common stock on The Nasdaq National Market. The request for a hearing will stay the Staff determination to delist the Company’s common stock until the Listing Qualifications Panel renders a determination after the hearing. The Company issued a press release today disclosing its receipt of this notice from Nasdaq. A copy of the Company’s press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 8.01. Other Events.

We have become aware that on April 20, 2006, a lawsuit captioned J.P. Morgan Trust Company, N.A. v. John Alan Friede, et al. was filed in the U.S. District Court for the Southern District of New York against John A. Friede, a current director and stockholder of North American Scientific, Inc. (“NASI”), Mr. Friede’s wife, and NOMOS Corporation, a subsidiary of NASI. The plaintiff, J.P. Morgan Trust Company, filed the lawsuit in its capacity as personal representative of the Estate of Evelyn A.J. Hall, Mr. Friede’s deceased mother. The complaint asserts claims for reimbursement and contribution, constructive fraud, breach of contract and other related claims arising out of loans made by Mrs. Hall to, or for the benefit of, Mr. and Mrs. Friede and/or NOMOS, or acting as an accommodation party in additional loans made to Mr. and Mrs. Friede by financial institutions that were not subsequently repaid. During the time periods alleged in the complaint, Mr. Friede was the Chairman, Chief Executive Officer and the largest stockholder of NOMOS. With respect to NOMOS, the complaint seeks approximately $5,250,000 principal amount of loans allegedly made to and still outstanding and owed by NOMOS, and other related equitable remedies plus interest, costs and expenses.

To date, NOMOS has not been served with the complaint. On the basis of copies of documents that have been made available to us, we believe that the claims made against NOMOS in the lawsuit appear to be without merit and we intend to vigorously defend against them. However, in accordance with the indemnification provisions of the merger agreement under which we acquired NOMOS on May 4, 2004, and the related indemnity escrow agreement, we intend to make a claim for indemnification against the escrow to preserve our right of indemnity. Under these provisions, an indemnifying party will not have any indemnification obligations until such time as the aggregate indemnified losses for which we are entitled to indemnification equals or exceeds $400,000, at which point, the indemnifying party will be liable for the full amount of all such indemnified losses without regard to the $400,000 basket. As of the date hereof, the indemnity escrow account holds approximately $1,225,000 of cash and 526,810 shares of our common stock. We also intend to review various other legal remedies that may be available to us.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.   Description

Exhibit 99.1  Press release dated May 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN SCIENTIFIC, INC.

Date: May 1, 2006	By:	/s/ L. Michael Cutrer
Name: L. Michael Cutrer
Title President and Chief Executive Officer